Exhibit 10.8

Maidenform, Inc.

2004 Incentive Plan

for

Designated Key Employees

ARTICLE I

Introduction

The purpose of the Maidenform, Inc. 2004 Incentive Plan for Designated Key Employees (the “Plan”) is to provide incentives to Designated Key Employees of the Company to enhance the value of the Company and to permit the Company to attract and retain the services of outstanding key employees upon whose judgment, interest and special effort the successful conduct of the operations of the Company is largely dependent.  Awards will generally be based upon the financial and operating performance of the Company and the individual performance of each Participant.

ARTICLE II

Definitions

2.1                                 “Actual Operating Percentage” means, for any Participant during the Plan Year the sum of the EBITDA Percentage and the Personal Goals Percentage actually achieved by such Participant for such Plan Year, as determined by the Board, in its sole discretion.  The applicable Actual Operating Percentage for each Participant will be based upon the Operating Targets reflected on the Annual Notice for such Participant.

2.2                                 “Annual Notice” means the annual notice provided to each Employee who is selected as a Participant for the Plan Year as soon as practicable after the beginning of the Plan Year and which sets forth the Operating Targets and the Participant’s Compensation Percentage.

2.3                                 “Award” means the dollar amount of the incentive bonus determined by the Board, in its sole discretion, to be payable to a Participant for the Plan Year pursuant to the Plan.

2.4                                 “Board” means the Board of Directors of the Company.

2.5                                 “Cause” shall mean

(i)                                     conviction of a Participant for committing a felony under federal law or the law of the state in which such action occurred;

(ii)                                  perpetration by the Participant of an illegal act which causes significant economic injury to the Company, provided that the Participant shall be given notice and an opportunity to effectuate a cure, or

(iii)                               continuing willful and deliberate failure on the part of a Participant to perform his or her employment duties in any material respect, provided that the Participant shall be given notice and an opportunity to effectuate a cure.

The Committee shall have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

2.6                                 “Company” means Maidenform, Inc. and its successors.

2.7                                 “Compensation” means, for any Participant during the Plan Year, the Participant’s W-2 earnings for calendar year 2004, less any prior or current year bonuses, commissions, allowances or any imputed income and adding back any pre-tax contributions to the Maidenform, Inc. Savings Plan or the Maidenform, Inc. Cafeteria Plan.

2.8                                 “Compensation Percentage” means, for any Participant during the Plan Year, the percentage set forth in the Participant’s Annual Notice.

2.9                                 “Disability” means the inability of a Participant to perform the duties of his position by reason of a bodily injury, disease or illness for an aggregate of 180 days in any twelve-month period.

2.10                           “EBITDA” means, for the Plan Year, the sum of the earnings (or loss) of the Company and subsidiaries before interest, taxes plus amortization and depreciation (determined in accordance with generally accepted accounting principles) and excluding restructuring charges for such Plan Year.

2.11                           “EBITDA Goals” means, for any Participant during the Plan Year, the EBITDA goals for the Company established by the Board in its sole discretion, based upon the recommendation of the Chief Executive Officer of the Company, and set forth in Exhibit ”A”.

2.12                           “EBITDA Percentage” means, for the Plan Year, depending on the EBITDA for such Plan Year, the percentage set forth on Exhibit ”A” multiplied by the percentage allocated for EBITDA as reflected on the Participant’s Annual Notice.  Unless the EBITDA for the Plan Year, as defined in this Plan, is equal to $28,000,000 or more, then the EBITDA Percentage shall be zero.

2.13                           “Effective Date” means January 1, 2004.

2.14                           “Employee” means any non-union exempt salaried employee of the Company or any of its subsidiaries.

2.15                           “Operating Targets” means, for any Participant during the Plan Year, the EBITDA Goal and the Personal Goals for such Participant during such Plan Year.

2.16                           “Personal Goals” means, for any Participant during the Plan Year, the individual performance goals established by the Participant and the Participant’s supervisor for such Participant during such Plan Year, subject to approval by the Chief Executive Officer.

2.17                           “Personal Goals Percentage” means, for any Participant during the Plan Year, a percentage, as approved by the Board in its sole discretion, based upon the recommendation of the Chief Executive Officer of the Company depending on the portion of the Personal Goals which are satisfied for such Participant during such Plan Year, up to the percentage reflected on the Participant’s Annual Notice.  Unless the EBITDA for the Plan Year, as defined in this Plan, is equal to $28,000,000 or more, then the Personal Goals Percentage shall be zero.

2.18                           “Participant” means, in the Plan Year, an Employee who participates in the Plan during such Plan Year pursuant to Article IV.

2.19                           “Payment Date” means, for the Plan Year, a date after the close of such Plan Year selected by the Board for the payment of Awards, provided that such Payment Date shall not be later than 15 days following the receipt by the Company of its audited financial statements for such Plan Year.

2.20                           “Plan” means the 2004 Maidenform, Inc. Incentive Plan for Designated Key Employees.

2.21                           “Plan Year” means the fiscal year of the Company, commencing December 28, 2003 and ending January 1, 2005.

ARTICLE III

Administration

3.1                                 Powers and Duties of the Board.  The Board shall interpret and construe any and all provisions of the Plan and shall have discretionary authority to determine the basis upon which any Award is to be made and whether or not the criteria have been satisfied.  The Board shall administer the Plan and establish rules for such administration.  The powers delegated to the Board under the terms of the Plan may be exercised by the Board or any committee thereof to which the Board delegates authority to act under the Plan.  Any determination made by the Board (or any committee thereof) which is taken under the Plan in good faith and which is neither arbitrary nor capricious shall be final and conclusive.

3.2                                 Indemnification.  Each member of the Board (or any committee thereof) and the employees of the Company and its affiliates who assist in the administration and operation of the Plan shall be entitled to indemnification and reimbursement by the Company to the maximum extent permitted by law and the Company’s Articles of Incorporation and By-Laws in respect of any claim, loss, damage or expense (including counsel’s fees) arising from their acts, omissions and conduct in their official capacity with respect to the Plan except such liability as may arise from their gross negligence or willful misconduct.  To the extent any member of the Board (or any committee thereof) or any employee of the Company or its affiliates is found liable or otherwise consents to such liability with respect to any claim arising under the Plan, the amount of any indemnification or reimbursement paid hereunder shall not be taken into account in calculating EBITDA for purposes of this Plan.

3.3                                 Expenses of Administration.  The Company shall pay all expenses of administering the Plan, including, without limitation, all expenses incurred by the Board (or any committee thereof) and all accounting and legal fees and expenses related to the Administration of the Plan.

ARTICLE IV

Eligibility and Participation

4.1                                 An Employee shall become a Participant in the Plan for the Plan Year upon the recommendation of the Chief Executive Officer, subject to approval by the Board.  Each Participant shall receive an Annual Notice as soon as practicable after the beginning of each Plan Year.  Selection for participation in the Plan in the Plan Year shall not entitle any Employee to continue as a Participant in any subsequent Plan Year or to receive an Award with respect to any other Plan Year.

ARTICLE V

Awards

5.1                                 Amount of Award.  Each Participant’s Award for a Plan Year shall be equal to the product of (i) the Participant’s Compensation for such Plan Year, times (ii) the participant’s Compensation Percentage, times (iii) the Participant’s Actual Operating Percentage for such Plan Year.  Notwithstanding any other Plan provision, the Board’s calculation of any Awards to be made in the Plan Year shall be final and binding on the Participant.

5.2                                 Payment of Awards.  A Participant for the Plan Year who is an Employee on the Payment Date for such Plan Year shall receive a lump sum payment equal to his Award for such Plan Year.  Except as provided in Section 5.3, a Participant whose employment terminates for any reason prior to the end of the Plan Year shall not be eligible to receive an Award unless otherwise determined by the Board, in its sole discretion.  If a Participant’s employment terminates for reasons other than Cause after the end of the Plan Year but before the Payment Date, the Participant will receive his award for such Plan Year.

5.3                                 Death, Disability and Retirement.  If a Participant’s employment terminates before the end of the Plan Year due to the Participant’s death, Disability or retirement, the Participant, or his designated beneficiary (or estate), will receive on the Payment Date for such Plan Year, an amount equal to the Award that would have been payable to such Participant for such Plan Year had such Participant remained employed through the Payment Date.

ARTICLE VI

Term and Amendment of the Plan

6.1                                 The Plan shall be effective as of the Effective Date and shall continue until terminated by action of the Board.  The Board may amend or modify the Plan in any respect at any time, except that in no event may any amendment or modification pursuant to this Article VI adversely affect the rights of any Participant with regard to an Award for the Plan Year.

ARTICLE VII

Miscellaneous

7.1                                 No Right of Continued Employment.  Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of the Company or its affiliates.

7.2                                 No Claim to Particular Assets.  The obligations of the Company under this Plan shall not be construed as giving any Participant or any other person any equity or other interest of any kind in the assets of the Company or any of its affiliates or creating a trust or fiduciary relationship between the Company or any of its affiliates and any such person.  As to any claim for payment under the Plan, a Participant or any other person having a claim for payment hereunder shall be an unsecured general creditor of the Company.

7.3                                 No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any of its affiliates from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Plan or any Awards under the Plan.  No Participant or other person shall have any claim against the Company or any of its affiliates as a result of any such action.

7.4                                 Nonalienation of Benefits.  No Participant shall have the power or right to transfer, anticipate or otherwise encumber such Participant’s interest in the Plan in advance of the time such interest is payable hereunder.  The Company’s obligations under this Plan are not assignable or transferable except that, if any entity acquires all or substantially all of the Company’s assets or the Company merges or is consolidated with any other corporation, such entity or other corporation shall assume, honor, pay and perform all of the Company’s obligations under the Plan.  The provisions of the Plan shall inure to the benefit of each Participant and his heirs, executors, administrators or successors in interest.

7.5                                 Withholding.  Any amount paid to a Participant or his estate under this Plan shall be made after deduction for any applicable Federal, state and local income and employment taxes and any other amounts that the Company is required at law to deduct and withhold from such payment.

7.6                                 Governing Law.  The Plan shall be construed in accordance with and governed by the laws of the State of New York, without references to the principles of conflict of laws.

7.7                                 Headings.  Headings are inserted in this Plan for convenience of reference only and are to be ignored in a construction of the provisions of the Plan.

MAIDENFORM, INC.

By:	/s/ Thomas J. Ward
Thomas J. Ward
President & Chief Executive Officer